EXHIBIT 10.12.11
LEAP WIRELESS INTERNATIONAL, INC.
2004 STOCK OPTION, RESTRICTED STOCK
AND DEFERRED STOCK UNIT PLAN
STOCK OPTION GRANT NOTICE AND NON-QUALIFIED
STOCK OPTION AGREEMENT
Leap Wireless International, Inc. (the “Company”), pursuant to its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), an option to purchase the number of shares of the Company's Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth herein and in the Non-Qualified Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Holder:	__________________
Option Number:	__________________
Grant Date:	__________________
Exercise Price per Share:	$_________ per share
Total Number of Shares Subject to the Option:	__________________
Expiration Date:	__________________
Type of Option:	This Option is a Non-Qualified Stock Option and is not an incentive stock option within the meaning of Section 422 of the Code.
Vesting Schedule:
The shares of Common Stock subject to the Option (rounded down to the next whole number of shares) shall vest and become exercisable on the dates and in the amounts indicated in Exhibit B to this Grant Notice.

By Holder's signature below, or by Holder's submitting his or her electronic acceptance of the Option subject to this Grant Notice online using the website of the Company's designated brokerage firm, Holder agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Holder agrees to access copies of the Plan and the prospectus governing the Plan (the “Plan Documents”) on the Company's intranet or on the website of the Company's designated brokerage firm. Paper copies are also available upon request to the Secretary of the Company at the Company's corporate offices.
Holder has reviewed this Grant Notice, the Stock Option Agreement and the Plan Documents in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice or accepting the Option subject hereto and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement.

HOLDER:
By:
Print Name:
Title:
Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
NON-QUALIFIED STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (“Grant Notice”) to which this Non-Qualified Stock Option Agreement (this “Agreement”) is attached, Leap Wireless International, Inc. (the “Company”) has granted to Holder an option under the Company's 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “Plan”) to purchase the number of shares of Common Stock indicated in the Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference.
ARTICLE I

GRANT OF OPTION

1.1
Grant of Option. In consideration of Holder's past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Holder the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. The Option shall be a Non-Qualified Stock Option and shall not be an incentive stock option within the meaning of Section 422 of the Code.

1.2	Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge.

ARTICLE II

PERIOD OF EXERCISABILITY

2.1	Commencement of Exercisability.

(a)Subject to Sections 2.3 and 4.8, the Option shall become vested and exercisable in such amounts and at such times as are set forth in Exhibit B to the Grant Notice.

(b)No portion of the Option which has not become vested and exercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and Holder.

2.2Duration of Exercisability. The installments provided for in the vesting schedule set forth in Exhibit B to the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in Exhibit B to the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 2.3.

2.3	Expiration of Option.
(a)The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(i)The expiration of ten (10) years from the Grant Date; or

(ii)The expiration of ninety (90) days following the date of Holder's Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, unless such termination occurs by reason of Holder's death or Disability (as defined below) or the Holder's termination by the Company for Cause (as defined in Exhibit B to the Grant Notice);

(iii)The expiration of one (1) year following the date of Holder's Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, by reason of Holder's death or Disability; or

(iv)The date of Termination of Employment, Termination of the Directorship, or Termination of Consultancy for Cause (as defined in Exhibit B to the Grant Notice).

(b)For purposes of this Agreement, “Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

ARTICLE III

EXERCISE OF OPTION

3.1Person Eligible to Exercise. Except as provided in Sections 4.1(b) and 4.1(c), during the lifetime of Holder, only Holder may exercise the Option or any portion thereof. After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by Holder's personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

3.2Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.3.

3.3Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company or the Secretary's office of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3:

(a)An exercise notice signed or submitted online using the website of the Company's designated brokerage firm by Holder or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. Such notice shall be substantially in such form as is prescribed by the Administrator; and

(b)Subject to Section 6.2(d) of the Plan:

(i)Full payment (in cash or by check) for the shares with respect to which the Option or portion thereof is exercised; or

(ii)With the consent of the Administrator, such payment may be made, in whole or in part, through the delivery of shares of Common Stock which have been owned by Holder for at least six (6) months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(iii)To the extent permitted under applicable laws, through the delivery of a notice that Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is made to the Company upon settlement of such sale; or

(iv)With the consent of the Administrator, any combination of the consideration provided in the foregoing paragraphs (i), (ii) and (iii); and

(c)Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations; and

(d)The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by Holder to pay for such shares under Section 3.3(b), subject to Section 10.4 of the Plan; and
(e)In the event the Option or portion thereof shall be exercised pursuant to Section 3.1 by any person or persons other than Holder, appropriate proof of the right of such person or persons to exercise the Option.

3.4Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions set forth in Section 6.3 of the Plan.

3.5Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such shares shall have been issued by the Company to such holder.

ARTICLE IV

OTHER PROVISIONS
4.1Option Not Transferable.
(a)Subject to Section 4.1(b), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the shares underlying the Option have been issued, and all restrictions applicable to such shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)Notwithstanding any other provision in this Agreement, with the consent of the Administrator, the Option may be transferred to one or more Permitted Transferees, subject to the terms and conditions set forth in Section 10.1 of the Plan.

(c)Unless transferred to a Permitted Transferee in accordance with Section 4.1(b), during the lifetime of Holder, only Holder may exercise the Option or any portion thereof unless it has been disposed of pursuant to a DRO. After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by Holder's personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

4.2Restrictive Legends and Stop-Transfer Orders.

(a)The share certificate or certificates evidencing the shares of Common Stock purchased hereunder shall be endorsed with any legends that may be required by state or federal securities laws.
(b)Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)The Company shall not be required: (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

4.3Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder's signature on the Grant Notice or to the most recent address for Holder in the Company's personnel records (or, if sent by email, to the most recent email address for Holder in the Company's personnel records). By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

4.6Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all

regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.7Amendments. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Holder or such other person as may be permitted to exercise the Option pursuant to Section 3.1 and by a duly authorized representative of the Company.

4.8No Employment Rights. If Holder is an Employee, nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Holder.

4.9Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

EXHIBIT B
TO STOCK OPTION GRANT NOTICE
VESTING AND EXERCISABILITY PROVISIONS
Capitalized terms used in this Exhibit B and not defined below shall have the meanings given them in the Grant Notice and the Stock Option Agreement.
1.Time-Based Vesting. Subject to any accelerated vesting and exercisability pursuant to paragraph 2 below (which shall be in addition to the vesting and exercisability under this paragraph 1), and other provisions of the Grant Notice and the Stock Option Agreement, the shares of Common Stock subject to the Option shall vest and become exercisable in installments as follows:

Percentage of the Total Shares Subject to the Option that Vest and Become Exercisable*	Vesting Date

* Vesting to be specified in individual agreements.
The vesting and exercisability of the Option as to shares of Common Stock specified in this paragraph 1 shall be cumulative. The Option shall vest and become exercisable as to shares of Common Stock pursuant to this paragraph 1 only if Holder is an Employee, Director or Consultant of the Company or any of its Subsidiaries on the applicable Vesting Date.
2.Change in Control Accelerated Vesting.

(a)    Termination of Employment in the Event of a Change in Control. In the event of a Change in Control, if Holder has a Termination of Employment by reason of discharge by the Company other than for Cause (as defined below), or by reason of resignation by Holder for Good Reason (as defined below), during the period commencing ninety (90) days prior to such Change in Control and ending twelve (12) months after such Change in Control, then the remaining unvested shares of Common Stock subject to the Option shall vest and become exercisable on the date of Holder's Termination of Employment (or, if later, immediately prior to the date of the occurrence of such Change in Control).
(b)    Definitions of Cause and Good Reason. For purposes of this Exhibit B, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in Holder's employment or severance agreement with the Company in effect on the Grant Date and if Holder does not have an employment or severance agreement or Holder's employment or severance agreement does not include definitions of “Cause” and “Good Reason,” the terms shall be defined for purposes of this Exhibit B as follows:

(i)    “Cause” shall mean termination of Holder's employment by the Company (or any Parent or Subsidiary or any successor thereof) for any one or more of the following occurrences: (A) Holder's material breach of any provision of the Employee Confidentiality and Invention Assignment Agreement or any other agreement between Holder and the Company (or any Parent or Subsidiary or any successor thereof), after a written notice from the Company is delivered to Holder describing Holder's breach and Holder is afforded a period of at least thirty (30) days to correct the breach and fails to do so within such period; (B) Holder's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (i) any felony, or (ii) other illegal conduct (other than minor traffic violations) that is likely to inflict or has inflicted material injury on the business of the Company (or any Parent or Subsidiary or any successor thereof); (C) Holder's commission of an act of fraud, embezzlement or dishonesty, whether prior to or subsequent to the date hereof upon the Company (or any Parent or Subsidiary or any successor thereof); (D) Holder's willful neglect of or willful failure to substantially perform (i) Holder's duties with the Company (or any Parent or Subsidiary or any successor thereof) or (ii) the lawful and reasonable directions of the Board of Directors of the Company (or any Parent or Subsidiary or any successor thereof which employs Holder or for which Holder serves as an officer) or of the individual to whom Holder reports (other than any such neglect or failure occurring after Holder's issuance of a notice of termination for Good Reason), after a written notice from the Company is delivered to Holder describing Holder's neglect or failure to perform and Holder is afforded a period of at least thirty (30) days to correct the neglect or failure to perform and fails to do so within such period; or (E) Holder's gross misconduct affecting or material violation of any duty of loyalty to the Company (or any Parent or Subsidiary or any successor thereof).
(ii)    “Good Reason” shall mean, without Holder's express written consent, the occurrence of any of the following circumstances: (A) a material diminution in Holder's authority, duties or responsibilities with the Company (or any Parent or Subsidiary or any successor thereof), including, without limitation, the continuous assignment to Holder of any duties materially inconsistent with Holder's position with the Company (or any Parent or Subsidiary or any successor thereof), or a material negative change in the nature or status of Holder's responsibilities or the conditions of Holder's employment with the Company (or any Parent or Subsidiary or any successor thereof); (B) a material diminution in Holder's annualized cash and benefits compensation opportunity, which shall include Holder's base compensation, Holder's annual target bonus opportunity and Holder's aggregate employee benefits, as in effect on the Grant Date as the same may be increased from time to time thereafter; (C) a material change in the geographic location at which Holder must perform his or her duties (and the Company and Holder agree that any involuntary relocation of the Company's offices (or the offices of any Parent or Subsidiary or any successor thereof) at which Holder is principally employed to a location more than sixty (60) miles from such location would constitute a material change); or (D) a material breach by the Company (or any Parent or Subsidiary or any successor thereof) of its obligations to Holder under a written severance agreement that expressly provides that Holder's resignation of employment with the Company (or any Parent or Subsidiary thereof) following a material breach of such written severance agreement constitutes a resignation of employment for “Good Reason” thereunder.

Holder's right to terminate employment with the Company (or any Parent or Subsidiary or any successor thereof) pursuant to this subparagraph shall not be affected by Holder's incapacity due to physical or mental illness. Holder's continued employment with the Company (or any Parent or Subsidiary or any successor thereof) shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
Holder must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Holder's written consent within ninety (90) days of the initial occurrence of such event or condition. The Company (or any Parent or Subsidiary or any successor thereof) shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event or condition from Holder. Holder must resign for Good Reason within one (1) year following the initial existence of the event or condition constituting Good Reason.
(c)    Condition to Accelerated Vesting and Exercisability. The accelerated vesting and exercisability of shares of Common Stock subject to the Option pursuant to subparagraph 2(a) shall be conditioned on the Holder's delivery to the Company of an executed General Release substantially in the form attached as Exhibit C to the Grant Notice (which General Release shall be subject to revision from time-to-time by the Company due to, among other things, changing legal and regulatory requirements) and the Holder's non-revocation of such General Release during the time period for such revocation set forth therein.

EXHIBIT C
TO STOCK OPTION GRANT NOTICE
FORM OF GENERAL RELEASE
1.General Release of Claims. In consideration of certain rights to accelerated vesting and exercisability of options to purchase shares of common stock of Leap Wireless International, Inc. (the “Company”) granted to the undersigned (“Holder”) pursuant to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “Plan”), Holder does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Company and Cricket Communications, Inc. (collectively, the “Companies”) and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (collectively, the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Holder may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Holder's employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Holder's vested rights under any outstanding award granted to Holder pursuant to the Plan or under the terms of any employee benefit plan of the Companies in which Holder is a participant.

2.    Release of Unknown Claims. In addition, Holder expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A General Release does not extend to claims which a creditor does not know or suspect to exist in HIS OR HER favor at the time of executing the Release, which if known by him OR HER must have materially affected his OR HER settlement with the debtor.
3.    Older Worker's Benefit Protection Act. Holder agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Holder has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
a.    That this General Release is written in a manner calculated to be understood by Holder.
b.    The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Holder signs this General Release.
c.    The rights to accelerated vesting and exercisability of options to purchase shares of the Company's common stock provide for consideration in addition to anything of value to which Holder is already entitled.
d.    Holder is advised to consult an attorney before signing this General Release.

e.    Holder is afforded twenty-one (21) days (or, in the event that the Holder is terminated in connection with an exit incentive or other employment termination program, forty-five (45) days) after Holder is provided with this General Release to decide whether or not to sign this General Release. If Holder executes this General Release prior to the expiration of such period, Holder does so voluntarily and after having had the opportunity to consult with an attorney.
f.    In the event that any termination of Holder's employment is in connection with an exit incentive or other employment termination program, Holder is provided with written information, calculated to be understood by the average individual eligible to participate, as to:
(i)    any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and
(ii)    the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.
g.    Holder will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Holder will not receive the benefits described in Paragraph 1 above.
h.    If Holder wishes to revoke the General Release, Holder shall deliver written notice stating his or her intent to revoke this General Release to the Company's Corporate Secretary on or before the seventh (7th) day after the date hereof.
4.    No Assignment of Claims. Holder represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Holder may have against the Releasees, or any of them, and Holder agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.    No Suits or Actions. Holder agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.
6.    No Admission. Holder further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
HOLDER

_____________________________________

Date:_________________________________